Registration No. 333-32595
                                                Filed Pursuant to Rule 424(b)(3)


                          COMFORT SYSTEMS USA, INC.

                       8,000,000 Shares of Common Stock

                 Supplement No. 4 dated February 23, 1999 to
                         Prospectus dated May 5, 1998


MATERIAL ACQUISITION

      A copy of the Company's Current Report on Form 8-K/A is attached hereto.

================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Date of Report (date of earliest event reported):   November 15, 1998
                        Commission File Number: 1-13011

                           COMFORT SYSTEMS USA, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                            76-0484996
      (State or other jurisdiction               (I.R.S. Employer
             of incorporation)                  Indentification No.)


                               777 POST OAK BLVD.
                                    SUITE 500
                              HOUSTON, TEXAS 77056
               (Address of Principal Executive offices) (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 830-9600

================================================================================

                           COMFORT SYSTEMS USA, INC.
                       FINANCIAL STATEMENTS AND EXHIBITS

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A)  FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

     This Form 8-K/A is being filed to include in the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on November 15, 1998 the financial statements and pro forma financial information required by Item 7.

     The required financial statements of the business acquired by the Registrant are included as an exhibit to the Form 8-K/A.

(B)  PRO FORMA FINANCIAL INFORMATION

     The required pro forma financial information of the Registrant is included as an exhibit to this
Form 8-K/A.

(C)  EXHIBITS

                                        PAGE
                                        -----
Comfort Systems USA, Inc. Pro Forma
     Introduction to Unaudited Pro
      Forma Combined Financial
      Statements.....................     F-2
     Pro Forma Combined Balance Sheet
      (unaudited)....................     F-3
     Pro Forma Combined Statements of
      Operations (unaudited).........     F-4
     Notes to Pro Forma Combined
      Financial Statements
      (unaudited)....................     F-6
Shambaugh & Son, Inc.
  Financial Statements as of
  September 30, 1998 and 1997
     Balance Sheets (unaudited)......    F-11
     Statements of Income
      (unaudited)....................    F-12
     Statements of Shareholder's
      Equity (unaudited).............    F-13
     Statements of Cash Flows
      (unaudited)....................    F-14
     Notes to Financial Statements
      (unaudited)....................    F-15
  Financial Statements as of December
  31, 1997
     Report of Independent
     Auditors........................    F-23
     Balance Sheet...................    F-24
     Statement of Income.............    F-25
     Statement of Shareholder's
     Equity..........................    F-26
     Statement of Cash Flows.........    F-27
     Notes to Financial Statements...    F-28
Consent of Crowe, Chizek and Company
LLP..................................    F-35

                           COMFORT SYSTEMS USA, INC.
       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     Comfort Systems USA, Inc. ("Comfort Systems" and collectively with its subsidiaries, the "Company") was founded in 1996 to become a leading national provider of HVAC services focusing primarily on commercial and industrial markets. On July 2, 1997, Comfort Systems completed the initial public offering (the "IPO") of its common stock (the "Common Stock") and simultaneously acquired in separate concurrent transactions, twelve companies (collectively referred to as the "Founding Companies"). For financial statement purposes, Comfort Systems has been identified as the accounting acquirer. Subsequent to the IPO, and through September 30, 1998, the Company acquired 70 HVAC and related businesses. Of the 70 acquisitions, 17 were accounted for as poolings-of-interests (the "Pooled Companies") and 53 were accounted for as purchases (the "Purchased Companies").

     On November 15, 1998, Comfort Systems acquired Shambaugh & Son, Inc. ("S&S"). Pursuant to the rules of the Securities and Exchange Commission, S&S is considered a "significant subsidiary."

     The following unaudited pro forma combined balance sheet reflects the acquisition of S&S as if it had occurred on September 30, 1998. The following unaudited pro forma combined statement of operations presents the Company, restated for the Pooled Companies, and the restatement of S&S, the Founding Companies and Purchased Companies as if the acquisitions by the Company occurred on January 1, 1997.

     Comfort Systems has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the former owners. To the extent the former owners of S&S, the Founding Companies, the Purchased Companies and the Pooled Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential cost savings, Comfort Systems has not and cannot quantify these savings. It is anticipated that these savings will be offset by costs related to Comfort Systems' corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Comfort Systems.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised, as additional information becomes available. The pro forma financial data do not purport to represent what Comfort Systems' financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Comfort Systems' financial position or results of operations for any future period. Since the Company, S&S, the Founding Companies, Purchased Companies and Pooled Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Form 8-K/A.

                           COMFORT SYSTEMS USA, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                         COMFORT                 PRO FORMA      PRO FORMA
                                         SYSTEMS       S&S      ADJUSTMENTS      COMBINED
                                        ---------   ---------   ------------    ----------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $   9,687   $   1,861     $   (500)      $ 11,048
  Marketable securities..............          --       6,808       (3,565)         3,243
  Accounts receivable................     194,605      35,864           --        230,469
     Less -- Allowance...............       3,526         455           --          3,981
                                        ---------   ---------   ------------    ----------
          Accounts receivable, net...     191,079      35,409           --        226,488
  Other receivables..................       2,360         246         (194)         2,412
  Inventories........................      13,209       1,595           --         14,804
  Prepaid expenses and other.........      10,602         363        1,314         12,279
  Costs and estimated earnings in
     excess of billings..............      26,595       5,044           --         31,639
                                        ---------   ---------   ------------    ----------
          Total current assets.......     253,532      51,326       (2,945)       301,913
PROPERTY AND EQUIPMENT, net..........      26,054       7,230       (3,360)        29,924
GOODWILL, net........................     310,452         104       75,264        385,820
OTHER NONCURRENT ASSETS..............      10,611       4,713       (1,894)        13,430
                                        ---------   ---------   ------------    ----------
          Total assets...............   $ 600,649   $  63,373     $ 67,065       $731,087
                                        =========   =========   ============    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term
     debt............................   $   6,821   $     562     $   (384)      $  6,999
  Accounts payable...................      56,728      11,402           --         68,130
  Accrued compensation and
     benefits........................      21,280       4,490           --         25,770
  Billings in excess of costs and
     estimated earnings..............      31,220       9,700           --         40,920
  Income taxes payable...............       3,259          --           --          3,259
  Other current liabilities..........      16,856       2,177           40         19,073
                                        ---------   ---------   ------------    ----------
          Total current
             liabilities.............     136,164      28,331         (344)       164,151
DEFERRED INCOME TAXES................         889          --          203          1,092
LONG-TERM DEBT, NET OF CURRENT
  MATURITIES.........................     127,969       2,532       85,833        216,334
OTHER LONG-TERM LIABILITIES..........       1,309          --           --          1,309
                                        ---------   ---------   ------------    ----------
          Total liabilities..........     266,331      30,863       85,692        382,886
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock....................          --          --           --             --
  Common stock.......................         349       3,185       (3,169)           365
  Additional paid-in capital.........     300,644          --       13,867        314,511
  Retained earnings..................      33,325      29,325      (29,325)        33,325
                                        ---------   ---------   ------------    ----------
          Total stockholders'
             equity..................     334,318      32,510      (18,627)       348,201
                                        ---------   ---------   ------------    ----------
          Total liabilities and
             stockholders' equity....   $ 600,649   $  63,373     $ 67,065       $731,087
                                        =========   =========   ============    ==========

              The accompanying notes are an integral part of this
                    pro forma combined financial statement.

                           COMFORT SYSTEMS USA, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                        PURCHASED
                                                        COMPANIES
                                                         THROUGH
                                           COMFORT     ACQUISITION                 PRO FORMA     PRO FORMA
                                           SYSTEMS        DATE          S&S       ADJUSTMENTS    COMBINED
                                           --------    -----------   ----------   -----------    ---------
REVENUES................................   $559,339     $  133,407   $  141,209     $    --        833,955
COST OF SERVICES........................    423,223        112,193      113,773          --        649,189
                                           --------    -----------   ----------   -----------    ---------
     Gross profit.......................    136,116         21,214       27,436          --        184,766
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................     87,609         21,448       18,469      (3,876)       123,650
GOODWILL AMORTIZATION...................      4,642              3            3       2,870          7,518
                                           --------    -----------   ----------   -----------    ---------
     Operating income (loss)............     43,865           (237)       8,964        1006         53,598
OTHER INCOME (EXPENSE):
     Interest expense, net..............     (3,731)           (42)         (97)     (6,189)       (10,059)
     Other..............................        156           (419)         182         194            113
                                           --------    -----------   ----------   -----------    ---------
          Other income (expense)........     (3,575)          (461)          85      (5,995)        (9,946)
                                           --------    -----------   ----------   -----------    ---------
INCOME (LOSS) BEFORE INCOME TAXES.......     40,290           (698)       9,049      (4,989)        43,652
PROVISION (BENEFIT) FOR INCOME TAXES....     17,687           (305)         130       1,944         19,456
                                           --------    -----------   ----------   -----------    ---------
NET INCOME (LOSS).......................   $ 22,603     $     (393)  $    8,919     $(6,933)     $  24,196
                                           ========    ===========   ==========   ===========    =========
NET INCOME PER SHARE:
     Basic..............................   $    .71                                              $     .67
                                           ========                                              =========
     Diluted............................   $    .70                                              $     .67
                                           ========                                              =========
SHARES USED IN COMPUTING NET INCOME PER
  SHARE:
     Basic..............................     31,689                                                 35,893
                                           ========                                              =========
     Diluted............................     32,179                                                 36,383
                                           ========                                              =========

              The accompanying notes are an integral part of these
                    pro forma combined financial statements.

                           COMFORT SYSTEMS USA, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                      COMBINED        PURCHASED
                                                      FOUNDING        COMPANIES
                                                      COMPANIES        THROUGH
                                        COMBINED       THROUGH       ACQUISITION                 PRO FORMA     PRO FORMA
                                        SYSTEMS     JUNE 30, 1997       DATE          S&S       ADJUSTMENTS    COMBINED
                                       ----------   -------------    -----------   ----------   -----------    ---------
REVENUES.............................  $  297,649      $86,900        $  442,581   $  157,535    $      --     $ 984,665
COST OF SERVICES.....................     220,418       62,395           350,449      121,387           --       754,649
                                       ----------   -------------    -----------   ----------   -----------    ---------
          Gross profit...............      77,231       24,505            92,132       36,148           --       230,016
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      68,775       17,430            71,670       24,299      (35,323)      146,851
GOODWILL AMORTIZATION................       1,851           --                --            3        7,967         9,821
                                       ----------   -------------    -----------   ----------   -----------    ---------
          Operating income...........       6,605        7,075            20,462       11,846       27,356        73,344
OTHER INCOME (EXPENSE):
     Interest expense, net...........        (146)        (236)               14          (45)     (12,446)      (12,859)
     Other...........................        (839)         227               682          420         (135)          355
                                       ----------   -------------    -----------   ----------   -----------    ---------
          Other income (expense).....        (985)          (9)              696          375      (12,581)      (12,504)
                                       ----------   -------------    -----------   ----------   -----------    ---------
INCOME BEFORE INCOME TAXES...........       5,620        7,066            21,158       12,221       14,775        60,840
PROVISION FOR INCOME TAXES...........       7,743          537             1,193          107       16,265        25,845
                                       ----------   -------------    -----------   ----------   -----------    ---------
NET INCOME (LOSS)....................  $   (2,123)     $ 6,529        $   19,965   $   12,114    $  (1,490)    $  34,995
                                       ==========   =============    ===========   ==========   ===========    =========
NET INCOME (LOSS) PER SHARE:
     Basic...........................  $     (.11)                                                             $    1.02
                                       ==========                                                              =========
     Diluted (Reflects the interest
       effect of $1,610 related to
       the assumed conversion of
       outstanding convertible
       notes)........................  $     (.11)                                                             $    1.00
                                       ==========                                                              =========
SHARES USED IN COMPUTING NET INCOME
  (LOSS) PER SHARE:
     Basic...........................      18,953                                                                 34,238
                                       ==========                                                              =========
     Diluted.........................      18,953                                                                 36,671
                                       ==========                                                              =========

              The accompanying notes are an integral part of these
                    pro forma combined financial statements.

                           COMFORT SYSTEMS USA, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  GENERAL:

     Comfort Systems USA, Inc. ("Comfort Systems" and collectively with its subsidiaries, the "Company") was founded in 1996 to become a leading national provider of HVAC services focusing primarily on commercial and industrial markets. On July 2, 1997, Comfort Systems completed the initial public offering (the "IPO") of its common stock (the "Common Stock") and simultaneously acquired in separate concurrent transactions, twelve companies (collectively referred to as the "Founding Companies"). For financial statement purposes, Comfort Systems has been identified as the accounting acquirer. Subsequent to IPO, and through September 30, 1998, the Company acquired 70 HVAC and related businesses. Of the 70 acquisitions, 17 were accounted for as poolings-of-interests and were restated (the "Pooled Companies") and 53 were accounted for as purchases (the "Purchased Companies").

     On November 15, 1998, Comfort Systems acquired Shambaugh & Son, Inc. ("S&S"). Pursuant to the rules of the Securities and Exchange Commission, S&S is considered a "significant subsidiary."

2.  BUSINESS COMBINATIONS:

     The accompanying pro forma combined balance sheet as of September 30, 1998 includes allocations of the respective purchase prices to the assets acquired and liabilities assumed based on preliminary estimates of fair value and is subject to adjustment. The preliminary allocations resulted in $385.8 million of total pro forma combined goodwill including, $75.3 million of goodwill related to S&S, which represents the excess of purchase price over the estimated fair value of the net assets acquired for S&S, the Founding Companies and the Purchased Companies.

3.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     (a) Records the S Corporation distributions of S&S for $6.3 million which consisted primarily of $3.6 million of marketable securities, $3.4 million of property and equipment, $0.9 million of cash surrender value of key man life insurance policies and $1.1 million of notes receivables, offset by the reduction of certain notes payable of $2.7 million related to the property and equipment distributed.

     (b) Records the estimated purchase price of S&S by Comfort Systems consisting of $58.4 million in cash, $29.8 million in principal amount of convertible subordinated notes, and approximately $0.5 million of costs related to the acquisition, and an aggregate of 1,610,889 shares of Common Stock. The cash portion of the purchase price was funded by borrowings.

     (c)  Records deferred income tax assets and liabilities.

                           COMFORT SYSTEMS USA, INC.
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):

                                                  ADJUSTMENT
                                       --------------------------------    PRO FORMA
                                          (A)        (B)         (C)      ADJUSTMENT
                                       ---------  ----------  ---------   -----------
               ASSETS
Cash.................................  $      --  $     (500) $      --    $    (500)
Marketable securities................     (3,565)         --         --       (3,565)
Other receivables....................       (194)         --         --         (194)
Prepaid expenses and other...........         (9)         --      1,323        1,314
                                       ---------  ----------  ---------   -----------
          Total current assets.......     (3,768)       (500)     1,323       (2,945)
Property and equipment, net..........     (3,360)         --         --       (3,360)
Goodwill, net........................         --      76,344     (1,080)      75,264
Other noncurrent assets..............     (1,894)         --         --       (1,894)
                                       ---------  ----------  ---------   -----------
          Total assets...............  $  (9,022) $   75,844  $     243    $  67,065
                                       =========  ==========  =========   ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current maturities of long-term
debt.................................  $    (384) $       --  $      --    $    (384)
Other current liabilities............         --          --         40           40
                                       ---------  ----------  ---------   -----------
          Total current
          liabilities................       (384)         --         40         (344)
Deferred income taxes................         --          --        203          203
Long-term debt, net of current
  maturities.........................     (2,337)     88,170         --       85,833
                                       ---------  ----------  ---------   -----------
          Total liabilities..........     (2,721)     88,170        243       85,692
                                       ---------  ----------  ---------   -----------
Stockholders' equity:
     Common stock....................         --      (3,169)        --       (3,169)
     Additional paid-in capital......         --      13,867         --       13,867
     Retained earnings...............     (6,301)    (23,024)        --      (29,325)
                                       ---------  ----------  ---------   -----------
          Total stockholders'
          equity.....................     (6,301)    (12,326)        --      (18,627)
                                       ---------  ----------  ---------   -----------
Total liabilities and stockholders'
  equity.............................  $  (9,022) $   75,844  $     243    $  67,065
                                       =========  ==========  =========   ===========

                           COMFORT SYSTEMS USA, INC.
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

4.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

NINE MONTHS ENDED SEPTEMBER 30, 1998

     (a) Reflects (i) the reductions in salaries, bonuses and benefits to the former owners of S&S, the Founding, Pooled and Purchased Companies, which they contractually agreed would take effect as of their respective acquisition dates; and (ii) the reversal of $0.5 million of acquisition costs related to the Pooled Companies.

     (b) Reflects the incremental amortization of goodwill using a 40-year life.

     (c) Reflects the incremental interest expense on borrowings of $200.5 million that would have been necessary to fund S Corporation distributions, cash consideration and notes issued for acquisitions subsequent to the IPO, including $58.4 million of cash consideration and $29.8 million of notes issued related to S&S.

     (d) Reflects the incremental provision for federal and state income taxes relating to the other statements of operations adjustments and for income taxes on S&S, Purchased and Founding Companies, and Pooled Companies which were C Corporations.

     (e) Reflects the reversal of gains and losses from sales of fixed assets related to Purchased and Founding Companies.

     The following table summarizes unaudited pro forma combined statement of operations adjustments (in thousands):

                                                            ADJUSTMENT
                                       -----------------------------------------------------    PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------   ------------
SELLING, GENERAL AND ADMINISTRATION
  EXPENSES...........................  $  (3,876) $      --  $      --  $      --  $      --     $ (3,876)
GOODWILL AMORTIZATION................         --      2,870         --         --         --        2,870
                                       ---------  ---------  ---------  ---------  ---------   ------------
OPERATING INCOME.....................      3,876     (2,870)        --         --         --         1006
OTHER INCOME (EXPENSE):
  Interest expense...................         --         --     (6,189)        --         --       (6,189)
  Other..............................         --         --         --         --        194          194
                                       ---------  ---------  ---------  ---------  ---------   ------------
INCOME (LOSS) BEFORE INCOME TAXES....      3,876     (2,870)    (6,189)        --        194       (4,989)
PROVISION FOR INCOME TAXES...........         --         --         --      1,944         --        1,944
                                       ---------  ---------  ---------  ---------  ---------   ------------
NET INCOME (LOSS)....................  $   3,876  $  (2,870) $  (6,189) $  (1,944) $     194     $ (6,933)
                                       =========  =========  =========  =========  =========   ============

                           COMFORT SYSTEMS USA, INC.
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

YEAR ENDED DECEMBER 31, 1997

     (a) Reflects (i) the reductions in salaries, bonuses and benefits to the former owners of S&S, the Founding, Pooled and Purchased Companies, which they contractually agreed would take effect as of their respective acquisition dates; (ii) the reduction in rent expense of $0.1 million; and (iii) the reversal of $0.6 million of acquisition costs related to the Pooled Companies.

     (b) Reflects the incremental amortization of goodwill using a 40-year life.

     (c) Reflects the incremental interest expense on borrowings of $200.5 million, net of interest incurred on distributed notes, that would have been necessary to fund S Corporation distributions, cash consideration and notes issued for the acquisitions subsequent to the IPO, including $58.4 million of cash consideration and $29.8 million of notes issued related to S&S.

     (d) Reflects the incremental provision for federal and state income taxes relating to the other statements of operations adjustments and for income taxes on S&S, Purchased and Founding Companies, and Pooled Companies which were C Corporations.

     (e) Reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $11.6 million recorded by Comfort Systems in the first quarter of 1997 related to Common Stock issued to management of and consultants to the Company, offset by the increase in compensation expense to reflect the ongoing salaries received by corporate management of Comfort Systems of $0.4 million as though those salaries were being paid prior to the IPO. The issuance of Common Stock was made in contemplation of the IPO and acquisition of the Founding Companies, and no future issuances of this nature are anticipated.

     (f) Reflects the reversal of gains and losses from sales of fixed assets related to Purchased and Founding Companies.

     The following table summarizes unaudited pro forma combined statement of operations adjustments (in thousands):

                                                                     ADJUSTMENT
                                          ----------------------------------------------------------------    PRO FORMA
                                             (A)        (B)        (C)        (D)        (E)        (F)      ADJUSTMENTS
                                          ---------  ---------  ---------  ---------  ---------  ---------   -----------
SELLING, GENERAL AND
  ADMINISTRATION
  EXPENSES..............................  $ (24,197) $      --  $      --  $      --  $ (11,126) $      --      (35,323)
GOODWILL AMORTIZATION...................         --      7,967         --         --         --         --        7,967
                                          ---------  ---------  ---------  ---------  ---------  ---------   -----------
OPERATING INCOME........................     24,197     (7,967)        --         --     11,126         --       27,356
OTHER INCOME (EXPENSE):
    Interest expense....................         --         --    (12,446)        --         --         --      (12,446)
    Other...............................         --         --         --         --         --       (135)        (135)
                                          ---------  ---------  ---------  ---------  ---------  ---------   -----------
INCOME (LOSS) BEFORE INCOME TAXES.......     24,197     (7,967)   (12,446)        --     11,126       (135)      14,775
PROVISION FOR INCOME TAXES..............         --         --         --     16,265         --         --       16,265
                                          ---------  ---------  ---------  ---------  ---------  ---------   -----------
NET INCOME (LOSS).......................  $  24,197  $  (7,967) $ (12,446) $ (16,265) $  11,126  $    (135)   $  (1,490)
                                          =========  =========  =========  =========  =========  =========   ===========

                           COMFORT SYSTEMS USA, INC.
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

5.  EARNINGS PER SHARE:

     The following table summarizes weighted average shares outstanding (in thousands):

                                                         NINE MONTHS
                                         YEAR ENDED         ENDED
                                        DECEMBER 31,    SEPTEMBER 30,
                                            1997            1998
                                        ------------    -------------
Shares issued in connection with the
  acquisitions of the Founding
  Companies..........................       9,721            9,721
Shares sold pursuant to the
  Offering...........................       6,100            6,100
Shares issued to Notre Capital
  Ventures II, L.L.C., Comfort
  Systems' management and
  consultants........................       4,240            4,240
Shares issued in connection with the
  acquisitions of the Pooled
  Companies..........................       5,946            5,946
Shares sold in connection with the
  underwriter's overallotment for the
  IPO and Second Public Offering.....         434            1,037
Shares issued in connection with the
  acquisitions of the Purchased
  Companies..........................       7,063            7,063
Shares sold in Second Public
  Offering...........................          --              152
Shares issued in connection with the
  Employee Stock Purchase Plan.......          --                6
Shares issued in connection with the
  exercise of stock options..........          --               17
Shares issued in connection with the
  acquisition of S&S.................       1,611            1,611
Less: Shares sold in the IPO that
  were not used for the cash portion
  of the acquisition of the Founding
  Companies..........................         877               --
                                        ------------    -------------
Weighted average shares
  outstanding -- Basic...............      34,238           35,893
Weighted average portion of shares
  related to stock options under the
  treasury stock method..............         193              490
Weighted average shares related to
  the issuance of convertible notes         2,240               --(A)
                                        ------------    -------------
Weighted average shares
  outstanding -- Diluted.............      36,671           36,383
                                        ============    =============

(A) The effect of assumed conversion of outstanding convertible notes is antidilutive at September 30, 1998 and therefore excluded from the weighted average shares calculation.

                            SHAMBAUGH AND SON, INC.
                                 BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997

                                            1998            1997
                                       --------------  --------------
               ASSETS
Current assets
     Cash and cash equivalents.......  $    1,861,014  $    4,372,761
     Available for sale securities...       6,808,242       3,828,873
     Accounts receivable -- net......      35,408,575      26,556,960
     Costs and estimated earnings in
       excess of billings on
       contracts in process..........       5,044,002       5,488,555
     Inventories, material and
       supplies......................       1,595,368       1,504,339
     Notes receivable................         246,242         305,359
     Other current assets............         363,092       1,043,433
                                       --------------  --------------
          Total current assets.......      51,326,535      43,100,280
Property and equipment, net..........       7,229,547       6,669,484
Other assets
     Investments in limited
       partnerships..................       2,100,000       1,000,000
     Notes receivable................       1,075,226       1,321,468
     Other assets....................       1,642,134       1,482,384
                                       --------------  --------------
                                            4,817,360       3,803,852
                                       --------------  --------------
                                       $   63,373,442  $   53,573,616
                                       ==============  ==============
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
     Current maturities of long-term
       debt..........................  $      562,127  $      416,307
     Accounts payable................      11,402,575       9,322,672
     Billings in excess of costs and
       estimated earnings on
       contracts in process..........       9,699,639       7,004,699
     Accrued payroll and related
       liabilities...................       4,490,480       3,081,542
     Accrued expenses................       2,176,618       1,691,141
                                       --------------  --------------
          Total current
             liabilities.............      28,331,439      21,516,361
Long-term debt.......................       2,532,006       2,722,005
Shareholder's equity
     Common stock, no par value:
       3,000 shares authorized, 2,072
       shares issued and
       outstanding...................       3,185,032       3,185,032
     Retained earnings...............      30,359,531      26,123,088
     Unrealized gain (loss) on
       available-for-sale
       securities....................      (1,034,566)         27,130
                                       --------------  --------------
                                           32,509,997      29,335,250
                                       --------------  --------------
                                       $   63,373,442  $   53,573,616
                                       ==============  ==============

                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                              STATEMENTS OF INCOME
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                 1998                        1997
                                       -------------------------   -------------------------
                                                          % TO                        % TO
                                           AMOUNT        REVENUE       AMOUNT        REVENUE
                                       ---------------   -------   ---------------   -------
Earned revenue on contracts..........  $   141,209,204    100.0%   $   116,120,729    100.0%
Costs of earned revenue on
  contracts..........................      113,773,202     80.6         90,857,039     78.2
                                       ---------------   -------   ---------------   -------
GROSS PROFIT.........................       27,436,002     19.4         25,263,690     21.8
General and administrative
  expenses...........................       18,472,011     13.1         17,227,261     14.8
                                       ---------------   -------   ---------------   -------
OPERATING INCOME.....................        8,963,991      6.3          8,036,429      7.0
Other income.........................           84,902       .1            195,291       .1
                                       ---------------   -------   ---------------   -------
INCOME BEFORE INCOME TAXES...........        9,048,893      6.4          8,231,720      7.1
Provision for income taxes...........          129,851       .1            106,470       .1
                                       ---------------   -------   ---------------   -------
NET INCOME...........................  $     8,919,042      6.3%   $     8,125,250      7.0%
                                       ===============   =======   ===============   =======

                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                       STATEMENT OF SHAREHOLDER'S EQUITY
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                       UNREALIZED
                                                                     GAIN (LOSS) ON
                                                                     AVAILABLE-FOR-        TOTAL
                                          COMMON       RETAINED           SALE         SHAREHOLDER'S
                                          STOCK        EARNINGS        SECURITIES         EQUITY
                                        ----------    -----------    --------------    -------------
Balance at January 1, 1997...........   $3,045,684    $24,109,694     $     56,236      $ 27,211,614
Net income for the nine months ended
  September 30, 1997.................           --      8,125,250               --         8,125,250
Change in unrealized gains on
  available-for-sale securities......           --             --          (29,106)          (29,106)
Capital contribution.................      139,348             --               --           139,348
Dividends............................           --     (6,111,856)              --        (6,111,856)
                                        ----------    -----------    --------------    -------------
Balance at September 30, 1997........   $3,185,032    $26,123,088     $     27,130      $ 29,335,250
                                        ==========    ===========    ==============    =============
Balance at January 1, 1998...........   $3,185,032    $25,676,489     $     (6,945)     $ 28,854,576
Net income for nine months ended
  September 30, 1998.................           --      8,919,042               --         8,919,042
Change in unrealized loss on
  available-for-sale securities......           --             --       (1,027,621)       (1,027,621)
Dividends............................           --     (4,236,000)              --        (4,236,000)
                                        ----------    -----------    --------------    -------------
Balance at September 30, 1998........   $3,185,032    $30,359,531     $ (1,034,566)     $ 32,509,997
                                        ==========    ===========    ==============    =============

                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                            STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                            1998             1997
                                       ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................  $     8,919,042  $    8,125,250
  Adjustments to reconcile net income
     to net cash from
     operating activities
     Depreciation and amortization...          994,563         830,208
     Equity in net loss of affiliated
       company.......................               --          27,748
     Provision for losses on accounts
       receivable....................          105,165          94,957
     Gain on sale of equipment.......           (5,891)        (37,610)
     Gain on sale of
       available-for-sale
       securities....................          (57,181)       (109,877)
     Change in assets and liabilities
       Accounts receivable, net......       (6,317,712)      5,809,978
       Inventories...................          (55,140)         54,744
       Prepaid and other current
          items......................         (162,839)       (762,659)
       Accounts payable..............        2,159,959      (4,089,038)
       Billings relative to costs and
          estimated earnings on
          contracts in process.......          307,386         626,245
       Accrued expenses..............          854,604        (336,947)
                                       ---------------  --------------
          Total adjustments..........       (2,177,086)      2,107,749
                                       ---------------  --------------
             Net cash from operating
               activities............        6,741,956      10,232,999
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures...............       (1,608,538)       (827,803)
  Increase in cash value of life
     insurance.......................         (136,316)       (136,316)
  Available-for-sale securities
     purchased.......................      (12,048,286)     (6,241,314)
  Proceeds on sale of
     available-for-sale securities...        7,962,696       4,987,825
  Purchase of investments in limited
     partnerships....................               --      (1,000,000)
  Collections on notes receivable....          142,174         170,115
  Deposits and other assets..........          166,716         512,087
  Proceeds from sale of property and
     equipment.......................            5,891          37,610
                                       ---------------  --------------
       Net cash from investing
          activities.................       (5,515,663)     (2,497,796)
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contribution...............               --         139,348
  Additional borrowing on long-term
     debt............................          376,935              --
  Repayment of debt..................         (307,155)       (304,980)
  Dividends..........................       (4,236,000)     (6,111,856)
                                       ---------------  --------------
       Net cash from financing
          activities.................       (4,166,220)     (6,277,488)
                                       ---------------  --------------
Net change in cash and cash
  equivalents........................       (2,939,927)      1,457,715
Cash and cash equivalents at
  beginning of period................        4,800,941       2,915,046
                                       ---------------  --------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.............................  $     1,861,014  $    4,372,761
                                       ===============  ==============
Supplemental disclosures of cash flow
  information
  Cash paid during the period for
       Interest......................  $       404,670  $      462,196
       State income taxes............          128,973         106,470

                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1998 AND 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: Shambaugh and Son, Inc. operates a construction business to contract mechanical, electrical, fire protection, food processing, refrigeration, temperature and process controls, water and waste water treatment projects. It also operates a mobile home park, leases commercial real estate and provides computer consulting services. The construction contracts occasionally extend for periods in excess of one year and provide for progress billings in amounts which are commensurate with the extent of performance under the contracts. In addition to the primary location in Fort Wayne, Indiana, there are branch offices in Southfield and Kalamazoo, Michigan; Chicago, Illinois; Toledo, Ohio; and South Bend, Indianapolis and Lafayette, Indiana.

     REVENUE RECOGNITION: The Company accounts for revenue on construction contracts on the basis of the percentage of completion of individual contracts. Under this method, the earned portion of the total contract is based on the percentage of completion as computed from a comparison of total costs incurred to date to total projected cost on the contract.

     As described in the preceding paragraph, revenue is based on the amount of costs incurred to date over total estimated costs. Management estimates the amount of costs to complete a given contract based on information available at each balance sheet date. Estimates of costs to complete certain contracts could change significantly in the near term and other contracts are subject to cost reviews by the customer. The ultimate outcome of these estimates and contracts subject to customer review are not known. Due to these uncertainties, it is at least reasonably possible that completion costs will be significantly different.

     At the time a loss on a contract becomes probable, the entire estimated loss is accrued.

     For contracts which extend over more than one fiscal year, changes in job performance, job conditions, estimated profitability and final contract settlements which result in revisions to costs and income are recognized in the accounting period when these matters become known. Claims for additional contract revenue are recognized when realization of the claim is assured and the amount can reasonably be determined.

     Individual contract costs include direct material, subcontract, direct labor and labor fringe costs. Indirect costs are those related to contract performance such as indirect labor, supplies, tools, repairs and maintenance costs. General and administrative costs are expensed as incurred.

     ACCOUNTS RECEIVABLE: The Company follows the practice of filing liens within the statutory time frame on construction projects where collection problems are anticipated. The liens act as security for collection of construction receivables and have the effect of restricting the customer's ability to subsequently transfer title of the constructed property and to obtain certain kinds of financing without first satisfying the lien.

     PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. The Company provides for depreciation using annual rates which are sufficient to amortize the cost of depreciable assets over their estimated useful lives. Depreciation is computed using straight-line and accelerated methods over estimated useful lives ranging from 3 to 40 years.

     BENEFIT COST: The Company is liable for certain costs related to employee health and accident benefit programs and workmen's compensation. The Company's responsibility for losses on these programs is limited to amounts not insured. Costs are charged to income when incurred.

     INCOME TAXES: The Company, with the consent of its shareholder, has elected to have its income taxed under Section 1362 of the Internal Revenue Code, and a similar section of certain state income tax laws. These provide that, in lieu of corporate income taxes, the shareholder is taxed on his proportionate

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


share of the Company's taxable income. Therefore, the provision for income taxes represents certain state income taxes paid by the Company.

     EXCESS OF COST OVER NET ASSETS ACQUIRED: The excess of cost over net assets acquired is being amortized on the straight-line method over a 40-year period.

     INVENTORIES: The inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     INVESTMENT: The Company's 50% investment in D&M Realty Corp. is accounted for by the equity method. As of September 30, 1997, D&M Realty Corp. was liquidated and its net assets were contributed to Shambaugh & Son, Inc.

     SECURITIES: The Company classifies securities into held-to-maturity, available-for-sale, and trading categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those which the Company may decide to sell if needed for liquidity, asset-liability management, or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains or losses included in earnings. As of September 30, 1998 and 1997, all securities were classified as available for sale.

     Realized gains or losses are determined based on the amortized cost of the specific security sold. Securities with declines in fair value below amortized cost that are other than temporary are written down to fair value by a charge to earnings.

     CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, the Company considers all liquid investments with an original maturity of three months or less to be cash equivalents.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- OTHER INCOME (EXPENSE)

     Other income (expense) consists of the following:

                                           1998          1997
                                       ------------  ------------
Interest expense.....................  $   (421,048) $   (462,196)
Equity in net loss of affiliated
  company............................            --       (27,748)
Interest income......................       323,472       324,818
Gain on sale of available-for-sale
  securities.........................        57,181       109,877
Gain on sale of equipment............         5,891        37,610
Rental revenue.......................       236,784       244,137
Miscellaneous income (expense).......      (117,378)      (31,207)
                                       ------------  ------------
                                       $     84,902  $    195,291
                                       ============  ============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- SECURITIES

     The carrying value and estimated market value of investments in equity and debt securities at September 30, 1998 and 1997 is as follows:

                                                          GROSS           GROSS        ESTIMATED
                                        AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                           COST           GAINS           LOSS           VALUE
                                        ----------     -----------     -----------     ----------
September 30, 1998:
  Available-for-sale securities:
     Bonds...........................   $1,350,607       $ 5,731       $    33,069     $1,323,269
     Common stock....................    4,966,937        57,452           981,613      4,042,776
     Preferred stock.................    1,525,264        11,480            94,547      1,442,197
                                        ----------     -----------     -----------     ----------
                                        $7,842,808       $74,663       $ 1,109,229     $6,808,242
                                        ==========     ===========     ===========     ==========

                                                          GROSS           GROSS        ESTIMATED
                                        AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                           COST           GAINS           LOSS           VALUE
                                        ----------     -----------     -----------     ----------
September 30, 1997:
  Available-for-sale securities:
     Common stock....................   $  471,875       $--           $     4,675     $  467,200
     Preferred stock.................    3,184,805        31,805           --           3,216,610
     Bonds...........................      145,063        --               --             145,063
                                        ----------     -----------     -----------     ----------
                                        $3,801,743       $31,805       $     4,675     $3,828,873
                                        ==========     ===========     ===========     ==========

                                           TOTAL        NET SALE     TOTAL COST         NET
                                         PURCHASES      PROCEEDS      OF SALES      GAIN (LOSS)
                                        -----------   ------------  ------------    ------------
For the period ended September 30,
  1998:
  Available-for-sale securities:
     Bonds...........................   $   863,815   $    214,625  $    215,000     $      (375)
     Common stock....................     9,419,643      6,061,132     6,039,497          21,635
     Preferred stock.................     1,742,112      1,662,053     1,628,302          33,751
     Limited partnership.............        22,716         24,886        22,716           2,170
                                        -----------   ------------  ------------    ------------
                                        $12,048,286   $  7,962,696  $  7,905,515     $    57,181
                                        ===========   ============  ============    ============

                                           TOTAL        NET SALE     TOTAL COST         NET
                                         PURCHASES      PROCEEDS      OF SALES      GAIN (LOSS)
                                        -----------   ------------  ------------    ------------
For the period ended September 30,
  1997:
  Available-for-sale securities:
     Municipal bond fund.............   $   145,063   $    --       $    --          $   --
     Common stock....................     1,711,001      1,819,985     1,752,323          67,662
     Preferred stock.................     4,385,250      2,973,072     2,932,625          40,447
     Limited partnership.............       --             194,768       193,000           1,768
                                        -----------   ------------  ------------    ------------
                                        $ 6,241,314   $  4,987,825  $  4,877,948     $   109,877
                                        ===========   ============  ============    ============

     At September 30, 1998 and 1997, the Company has investments in limited partnerships of $2,100,000 and $1,000,000 representing approximately 2% of an investment fund, respectively. These investments have restrictions on the Company's ability to sell or withdraw its capital investment for a five year period from

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) the date of each capital investment. The Company has recorded these investments at cost in absence of the Company's belief of a reliable market value due to the restrictions placed upon its ability to transfer.

NOTE 4 -- ACCOUNTS RECEIVABLE

     Accounts receivable are summarized as follows at September 30:

                                            1998            1997
                                       --------------  --------------
Accounts receivable on contracts.....  $   30,702,970  $   23,555,042
Contract retentions..................       5,160,770       3,446,875
                                       --------------  --------------
                                           35,863,740      27,001,917
Allowance for doubtful accounts......        (455,165)       (444,957)
                                       --------------  --------------
                                       $   35,408,575  $   26,556,960
                                       ==============  ==============

NOTE 5 -- CONTRACTS IN PROCESS

     Information with respect to contracts in process at September 30 is as follows:

                                            1998             1997
                                       ---------------  ---------------
Costs incurred on contracts in
  process............................  $   173,427,718  $   171,032,772
Estimated earnings on contracts in
  process............................       30,360,958       27,032,812
                                       ---------------  ---------------
                                           203,788,676      198,065,584
Billings to date.....................      208,444,313      199,581,728
                                       ---------------  ---------------
                                       $    (4,655,637) $    (1,516,144)
                                       ===============  ===============

     Included in accompanying balance sheet under the following captions:

                                            1998            1997
                                       --------------  --------------
Costs and estimated earnings in
  excess of billings on contracts in
  process............................  $    5,044,002  $    5,488,555
Billings in excess of costs and
  estimated earnings on contracts in
  process............................      (9,699,639)     (7,004,699)
                                       --------------  --------------
                                       $   (4,655,637) $   (1,516,144)
                                       ==============  ==============

NOTE 6 -- OTHER CURRENT ASSETS

     Other current assets consist of the following at September 30:

                                          1998         1997
                                       ----------  ------------
Due from related parties.............  $  258,049  $    728,400
Accounts receivable, other...........      71,853       243,359
Prepaid expenses and sundry
  receivables........................      33,190        71,674
                                       ----------  ------------
                                       $  363,092  $  1,043,433
                                       ==========  ============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- NOTES RECEIVABLE

     Notes receivable consist of the following at September 30:

                                           1998          1997
                                       ------------  ------------
Note receivable, shareholder, monthly
  payments of $10,498 including
  interest at 5.23%, balance due July
  2000, secured by a real estate
  mortgage on mechanical fabrication
  shop...............................  $    555,499  $    649,727
Notes receivable, shareholder,
  monthly payments totaling $11,620
  including interest at 5.23%,
  balance due July 2000, secured by
  real estate mortgages on office
  buildings in Ft. Wayne and South
  Bend, Indiana......................       693,567       793,869
Note receivable, monthly payments
  totaling $418 including interest at
  9.25%, balance due December 2001,
  secured by Front Street real
  estate.............................        14,632        17,835
Note receivable, monthly payments of
  $670 including interest at 10%,
  final payment due July 1998,
  secured by Adam Center Road real
  estate mortgage....................        15,019        15,019
Note receivable, related party,
  monthly payments of $2,357
  including interest at 8%, final
  payment due November 2000,
  unsecured (Indianapolis
  building)..........................       --             78,875
Note receivable, related party,
  monthly payments of $3,004
  including interest at 8%, final
  payment due November 1999,
  unsecured (private carrier)........        42,751        71,502
                                       ------------  ------------
                                          1,321,468     1,626,827
Current portion......................       246,242       305,359
                                       ------------  ------------
                                       $  1,075,226  $  1,321,468
                                       ============  ============

NOTE 8 -- OTHER ASSETS

     Other assets consist of the following at September 30:

                                           1998          1997
                                       ------------  ------------
Investment in captive insurance
  company............................  $     36,000  $     36,000
Cash surrender value of life
  insurance..........................     1,364,856     1,207,758
Unamortized goodwill.................       103,739       106,941
Deposits and other assets............       137,539       131,685
                                       ------------  ------------
                                       $  1,642,134  $  1,482,384
                                       ============  ============

NOTE 9 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:

                                            1998             1997
                                       ---------------  ---------------
Land, buildings and improvements.....  $     8,373,793  $     8,273,172
Furniture and office equipment.......        4,670,632        3,943,925
Machinery, equipment and vehicles....        6,354,959        5,713,888
                                       ---------------  ---------------
                                            19,399,384       17,930,985
Accumulated depreciation.............      (12,169,837)     (11,261,501)
                                       ---------------  ---------------
                                       $     7,229,547  $     6,669,484
                                       ===============  ===============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10 -- NOTES PAYABLE, BANKS

     The Company has available an unsecured line of credit totaling $6,000,000 bearing interest at the lesser of the six-month LIBOR plus 1.75% or the Bank's prime rate. The line of credit expires on May 31, 1999. As of September 30, 1998 and 1997, there were no amounts due on the line.

     The Company has available two leasing lines of credit totaling $4,000,000 for equipment purchases bearing interest at the three year treasury bill rate plus 1.25%. These lines of credit expire on May 31, 1999 and September 1, 1999. As of September 30, 1998, there was $989,815 outstanding on the line, utilized for operating lease purposes.

NOTE 11 -- OPERATING LEASES

     The Company leases equipment, vehicles and office space under noncancelable operating lease arrangements. These leases expire at various dates through 2002. Rent expense for these leases included in the income statement for the nine months ended September 30, 1998 and 1997 was $944,083 and $924,197, respectively.

     Future minimum lease payments for operating leases in effect at September 30, 1998 are as follows:

1999.................................  $  1,022,568
2000.................................       576,122
2001.................................       244,997
2002.................................        56,370
                                       ------------
                                       $  1,900,057
                                       ============

     In addition the Company rents, on a month to month basis, transportation equipment with a company related through common ownership. The lease provides for monthly rents of $9,000. Rental expense for this lease was $77,000 and $63,000 for the nine months ended September 30, 1998 and 1997, respectively.

NOTE 12 -- CAPITAL LEASES

     The Company is obligated under various capital leases for offices, warehouse facilities, and a fabricating shop owned by a shareholder. The leases expire at various dates over the next five to eight years and require annual payments adjusted for increases in the Consumer Price Index.

     The following represents property under the capital leases at September 30:

                                           1998          1997
                                       ------------  ------------
Building and improvements............  $  5,017,056  $  5,017,056
Less accumulated depreciation........     3,189,357     2,863,206
                                       ------------  ------------
                                       $  1,827,699  $  2,153,850
                                       ============  ============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a schedule by year of future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of September 30, 1998:

1999.................................  $    943,440
2000.................................       943,440
2001.................................       943,440
2002.................................       593,440
2003.................................       343,440
Thereafter...........................       798,080
                                       ------------
Total future minimum lease
  payments...........................     4,565,280
Amount representing interest
  expense............................     1,809,635
                                       ------------
                                       $  2,755,645
                                       ============

NOTE 13 -- LONG-TERM DEBT

     Long-term debt consists of the following at September 30:

                                           1998          1997
                                       ------------  ------------
Capital lease obligations (Note
  13)................................  $  2,755,645  $  3,106,173
Note payable, payable in monthly
  installments of $4,147 including
  interest at 5.17%, through March
  1998, secured by computer
  equipment..........................       --             24,514
Note payable, payable in monthly
  installments of $2,000 including
  interest at 8% through December
  1997, secured by equipment.........       --              7,625
Notes payable, payable in monthly
  installments of $10,780 including
  interest at 1.9% through March
  2001, secured by equipment.........       338,488       --
                                       ------------  ------------
                                          3,094,133     3,138,312
Current maturities...................       562,127       416,307
                                       ------------  ------------
                                       $  2,532,006  $  2,722,005
                                       ============  ============

     Maturities of long-term debt, including capital lease obligations, for the next five years are as follows:

1999.................................  $  562,127
2000.................................     626,097
2001.................................     658,090
2002.................................     399,444
2003.................................     217,478

NOTE 14 -- TRANSACTIONS WITH RELATED PARTIES

     The Company has leases (see Notes 12 and 13), notes receivable (see Note 7) and advances (see Note 6) with related parties.

     Additionally, for the nine month period ended September 30, 1998 and 1997, the Company paid $5,371,529 and $2,962,273, respectively to a related party for subcontract and material costs. As of September 30, 1998 and 1997, the Company had accounts payable to this related party of $1,875,805 and $847,945, respectively.

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 15 -- PENSION PLAN

     The Company has adopted a trusteed employees' pension and savings plan. The plan covers all employees not covered by collective bargaining agreements, after completion of one year of service. Discretionary contributions are determined by the Board of Directors. The plan allows, pursuant to Section 401(k) of the Internal Revenue Code, employees to redirect a portion of their annual compensation as a contribution to the plan. In addition, the Company has a matching contribution of up to 7.5% of eligible compensation in certain situations. Employer contributions totaled $356,876 and $308,062 for the nine months ended September 30, 1998 and 1997, respectively. Information from the plan's administrators is not available to permit the Company to determine its share of the unfunded vested benefits.

     The Company also made contributions of $3,063,751 and $2,641,240 for the nine months ended September 30, 1998 and 1997, respectively, to collectively bargained, multi-employer defined-benefit pension plans in accordance with provisions of labor contracts. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded vested benefits, if any.

NOTE 16 -- CAPTIVE INSURANCE PROGRAM

     The Company is a shareholder in a captive insurance company which required an investment of $36,000. Premiums for workers' compensation, general liability and auto are paid to the captive insurance company. The Company may be required to pay additional premiums if claims are significantly higher than expected. However, the maximum amount of such possible additional costs is limited due to reinsurance. As of September 30, 1998, the maximum potential additional premium which could be assessed is approximately $1,343,228 (this covers the policy periods from October 1, 1995 to September 30, 1998). The Company does not believe any material assessment is likely. The captive agreement requires that one half of this amount be secured, so the Company obtained a letter of credit for the secured amount.

NOTE 17 -- SUBSEQUENT EVENTS

     On November 15, 1998, 100% of the Company's stock was sold to Comfort Systems USA.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholder
Shambaugh and Son, Inc.
Fort Wayne, Indiana

     We have audited the accompanying balance sheet of Shambaugh and Son, Inc. as of December 31, 1997 and the related statements of income, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shambaugh and Son, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                             Crowe, Chizek and Company LLP


South Bend, Indiana
February 24, 1998

                            SHAMBAUGH AND SON, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1997

               ASSETS
Current assets
     Cash and cash equivalents.......  $    4,800,941
     Available for sale securities...       3,693,092
     Accounts receivable -- net......      29,196,028
     Costs and estimated earnings in
      excess of billings on contracts
      in process.....................       4,333,101
     Inventories, material and
      supplies.......................       1,540,228
     Notes receivable................         293,817
     Other current assets............         200,253
                                       --------------
          Total current assets.......      44,057,460
Property and equipment, net..........       6,615,572
Other assets
     Investments in limited
      partnerships...................       2,100,000
     Notes receivable................       1,169,825
     Other assets....................       1,672,534
                                       --------------
                                            4,942,359
                                       --------------
                                       $   55,615,391
                                       ==============

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
     Current maturities of long-term
      debt...........................  $      409,312
     Accounts payable................       9,242,616
     Billings in excess of costs and
      estimated earnings on contracts
      in process.....................       8,681,352
     Accrued payroll and related
      liabilities....................       4,529,785
     Accrued expenses................       1,282,709
                                       --------------
          Total current
           liabilities...............      24,145,774
Long-term debt.......................       2,615,041
Shareholder's equity
     Common stock, no par value:
      3,000 shares authorized, 2,072
      shares issued and
      outstanding....................       3,185,032
     Retained earnings...............      25,676,489
     Unrealized gain (loss) on
      available-for-sale
      securities.....................          (6,945)
                                       --------------
                                           28,854,576
                                       --------------
                                       $   55,615,391
                                       ==============

                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

                                                            % TO
                                           AMOUNT          REVENUE
                                       ---------------     -------
Earned revenue on contracts..........  $   157,535,128      100.0%
Costs of earned revenue on
  contracts..........................      121,387,346       77.1
                                       ---------------     -------
GROSS PROFIT.........................       36,147,782       22.9
General and administrative
  expenses...........................       24,301,439       15.4
                                       ---------------     -------
OPERATING INCOME.....................       11,846,343        7.5
Other income.........................          374,783         .2
                                       ---------------     -------
INCOME BEFORE INCOME TAXES...........       12,221,126        7.7
Provision for income taxes...........          107,475         .1
                                       ---------------     -------
NET INCOME...........................  $    12,113,651        7.6%
                                       ===============     =======

                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                       STATEMENT OF SHAREHOLDER'S EQUITY
                          YEAR ENDED DECEMBER 31, 1997

                                                                         UNREALIZED
                                                                       GAIN (LOSS) ON         TOTAL
                                          COMMON        RETAINED       AVAILABLE-FOR-     SHAREHOLDER'S
                                          STOCK         EARNINGS       SALE SECURITIES       EQUITY
                                       ------------  ---------------   ---------------    -------------
Balance at January 1, 1997...........  $  3,045,684  $    24,109,694      $  56,236       $  27,211,614
Net income for the year ended
  December 31, 1997..................            --       12,113,651             --          12,113,651
Change in unrealized gain (loss) on
  available-for-sale securities......            --               --        (63,181)            (63,181)
Capital contribution.................       139,348               --             --             139,348
Dividends............................            --      (10,546,856)            --         (10,546,856)
                                       ------------  ---------------   ---------------    -------------
Balance at December 31, 1997.........  $  3,185,032  $    25,676,489      $  (6,945)      $  28,854,576
                                       ============  ===============   ===============    =============

                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................  $   12,113,651
  Adjustments to reconcile net income
     to net cash from operating
     activities
     Depreciation and amortization...       1,453,374
     Provision for losses on accounts
      receivable.....................          38,623
     Gain on sale of equipment.......          (1,329)
     Gain on sale of
      available-for-sale
      securities.....................        (139,974)
     Change in assets and liabilities
          Accounts receivable, net...       3,227,244
          Inventories................          18,855
          Prepaid and other current
           items.....................          80,521
          Accounts payable...........      (4,169,094)
          Billings relative to costs
           and estimated earnings on
           contracts in process......       3,458,352
          Accrued expenses...........         702,864
                                       --------------
             Total adjustments.......       4,669,436
                                       --------------
               Net cash from
                operating
                activities...........      16,783,087
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures...............      (1,444,414)
  Increase in cash value of life
     insurance.......................        (157,098)
  Available-for-sale securities
     purchased.......................     (10,482,798)
  Proceeds on sale of
     available-for-sale securities...       9,361,112
  Purchase of investments in limited
     partnerships....................      (2,100,000)
  Collections on notes receivable....         381,300
  Deposits and other assets..........         367,265
  Proceeds from sale of property and
     equipment.......................          51,888
  Additional advances on notes
     receivable......................         (48,000)
                                       --------------
               Net cash from
                investing
                activities...........      (4,070,745)
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contribution...............         139,348
  Repayment of debt..................        (418,939)
  Dividends..........................     (10,546,856)
                                       --------------
               Net cash from
                financing
                activities...........     (10,826,447)
                                       --------------
Net change in cash and cash
  equivalents........................       1,885,895
Cash and cash equivalents at
  beginning of year..................       2,915,046
                                       --------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    4,800,941
                                       ==============
Supplemental disclosures of cash flow
  information
  Cash paid during the year for
     Interest........................  $      601,294
     State income taxes..............         112,398


                See accompanying notes to financial statements.

                            SHAMBAUGH AND SON, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: Shambaugh and Son, Inc. operates a construction business to contract mechanical, electrical, fire protection, food processing, refrigeration, temperature and process controls, water and waste water treatment projects. It also operates a mobile home park, leases commercial real estate and provides computer consulting services. The construction contracts occasionally extend for periods in excess of one year and provide for progress billings in amounts which are commensurate with the extent of performance under the contracts. In addition to the primary location in Fort Wayne, Indiana, there are branch offices in Southfield and Kalamazoo, Michigan; Chicago, Illinois; Toledo, Ohio; and South Bend, Indianapolis and Lafayette, Indiana.

     REVENUE RECOGNITION: The Company accounts for revenue on construction contracts on the basis of the percentage of completion of individual contracts. Under this method, the earned portion of the total contract is based on the percentage of completion as computed from a comparison of total costs incurred to date to total projected cost on the contract.

     As described in the preceding paragraph, revenue is based on the amount of costs incurred to date over total estimated costs. Management estimates the amount of costs to complete a given contract based on information available at each balance sheet date. Estimates of costs to complete certain contracts could change significantly in the near term and other contracts are subject to cost reviews by the customer. The ultimate outcome of these estimates and contracts subject to customer review are not known. Due to these uncertainties, it is at least reasonably possible that completion costs will be significantly different.

     At the time a loss on a contract becomes probable, the entire estimated loss is accrued.

     For contracts which extend over more than one fiscal year, changes in job performance, job conditions, estimated profitability and final contract settlements which result in revisions to costs and income are recognized in the accounting period when these matters become known. Claims for additional contract revenue are recognized when realization of the claim is assured and the amount can reasonably be determined.

     Individual contract costs include direct material, subcontract, direct labor and labor fringe costs. Indirect costs are those related to contract performance such as indirect labor, supplies, tools, repairs and maintenance costs. General and administrative costs are expensed as incurred.

     ACCOUNTS RECEIVABLE: The Company follows the practice of filing liens within the statutory time frame on construction projects where collection problems are anticipated. The liens act as security for collection of construction receivables and have the effect of restricting the customer's ability to subsequently transfer title of the constructed property and to obtain certain kinds of financing without first satisfying the lien.

     PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. The Company provides for depreciation using annual rates which are sufficient to amortize the cost of depreciable assets over their estimated useful lives.

     BENEFIT COST: The Company is liable for certain costs related to employee health and accident benefit programs and workmen's compensation. The Company's responsibility for losses on these programs is limited to amounts not insured. Costs are charged to income when incurred.

     INCOME TAXES: The Company, with the consent of its shareholder, has elected to have its income taxed under Section 1362 of the Internal Revenue Code, and a similar section of certain state income tax laws. These provide that, in lieu of corporate income taxes, the shareholder is taxed on his proportionate

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


share of the Company's taxable income. Therefore, the provision for income taxes represents certain state income taxes paid by the Company.

     EXCESS OF COST OVER NET ASSETS ACQUIRED: The excess of cost over net assets acquired is being amortized on the straight-line method over a 40-year period.

     INVENTORIES: The inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     INVESTMENT: The Company's 50% investment in D&M Realty Corp. is accounted for by the equity method.

     SECURITIES: The Company classifies securities into held-to-maturity, available-for-sale, and trading categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those which the Company may decide to sell if needed for liquidity, asset-liability management, or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains or losses included in earnings.

     Realized gains or losses are determined based on the amortized cost of the specific security sold. Securities with declines in fair value below amortized cost that are other than temporary are written down to fair value by a charge to earnings.

     CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, the Company considers all liquid investments with an original maturity of three months or less to be cash equivalents.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- OTHER INCOME (EXPENSE)

     Other income (expense) consists of the following for the year ended December 31, 1997:

Interest expense.....................  $   (602,896)
Equity in net income (loss) of
  affiliated company.................       (27,748)
Interest income......................       557,635
Gain on sale of available-for-sale
  securities.........................       139,974
Gain on sale of equipment............         1,329
Rental revenue.......................       306,489
Miscellaneous income.................            --
                                       ------------
                                       $    374,783
                                       ============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- SECURITIES

     The carrying value and estimated market value of investments in available for sale securities at December 31, 1997 is as follows:

                                                         GROSS          GROSS        ESTIMATED
                                        AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                           COST          GAINS           LOSS          VALUE
                                        ----------     ----------     ----------     ----------
Available-for-sale securities:
     Bonds...........................   $  701,792      $    610       $      --     $  702,402
     Common stock....................    1,586,791        32,265         (50,046)     1,569,010
     Preferred stock.................    1,411,454        17,699          (7,473)     1,421,680
                                        ----------     ----------     ----------     ----------
                                        $3,700,037      $ 50,574       $ (57,519)    $3,693,092
                                        ==========     ==========     ==========     ==========

     Contractual maturities of debt securities at December 31, 1997 is as follows:

                                        AMORTIZED
                                          COST       FAIR VALUE
                                        ---------    ----------
Due two to five years................   $ 155,560     $ 155,560
Due six to ten years.................     295,608       296,218
Due after ten years..................     250,624       250,624
                                        ---------    ----------
                                        $ 701,792     $ 702,402
                                        =========    ==========

                                           TOTAL        NET SALE      TOTAL COST        NET
                                         PURCHASES      PROCEEDS       OF SALES     GAIN (LOSS)
                                        -----------    -----------    ----------    -----------
For the year ended December 31, 1997:
     Available-for-sale securities:
          Bonds......................   $   701,792    $        --    $       --    $        --
          Common stock...............     3,629,428      2,642,701     2,555,833         86,868
          Preferred stock............     6,151,579      6,523,643     6,472,305         51,338
          Limited partnership........            --        194,768       193,000          1,768
                                        -----------    -----------    ----------    -----------
                                        $10,482,798    $ 9,361,112    $9,221,138    $   139,974
                                        ===========    ===========    ==========    ===========

     At December 31, 1997, the Company has investments in limited partnerships of $2,100,000 representing approximately 2% of an investment fund, respectively. These investments have restrictions on the Company's ability to sell or withdraw its capital investment for a five year period from the date of each capital investment. The Company has recorded these investments at cost in absence of the Company's belief of a reliable market value due to the restrictions placed upon its ability to transfer.

NOTE 4 -- ACCOUNTS RECEIVABLE

     Accounts receivable are summarized as follows at December 31:

Accounts receivable on contracts.....  $   25,583,038
Contract retentions..................       3,962,990
                                       --------------
                                           29,546,028
Allowance for doubtful accounts......        (350,000)
                                       --------------
                                       $   29,196,028
                                       ==============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- CONTRACTS IN PROCESS

     Information with respect to contracts in process as of December 31, 1997 is as follows:

Costs incurred on contracts in
  process............................  $   141,182,703
Estimated earnings on contracts in
  process............................       28,014,546
                                       ---------------
                                           169,197,249
Billings to date.....................      173,545,500
                                       ---------------
                                       $    (4,348,251)
                                       ===============

     Included in accompanying balance sheet under the following captions:

Costs and estimated earnings in
  excess of billings on contracts in
  process............................  $    4,333,101
Billings in excess of costs and
  estimated earnings on contracts in
  process............................      (8,681,352)
                                       --------------
                                       $   (4,348,251)
                                       ==============

NOTE 6 -- OTHER CURRENT ASSETS

     Other current assets consist of the following at December 31, 1997:

Due from related parties.............  $   91,777
Accounts receivable, other...........      43,370
Prepaid expenses and sundry
  receivables........................      65,106
                                       ----------
                                       $  200,253
                                       ==========

NOTE 7 -- NOTES RECEIVABLE

     Notes receivable consist of the following at December 31, 1997:

Note receivable, shareholder, monthly
  payments of $10,498 including
  interest at 5.23%, balance due July
  2000, secured by a real estate
  mortgage on mechanical fabrication
  shop...............................  $    555,499
Notes receivable, shareholder,
  monthly payments totaling $11,620
  including interest at 5.23%,
  balance due July 2000, secured by
  real estate mortgages on office
  buildings in Ft. Wayne and South
  Bend, Indiana......................       693,567
Note receivable, monthly payments
  totaling $418 including interest at
  9.25%, balance due December 2001,
  secured by Front Street real
  estate. Note was refinanced on
  December 4, 1996...................        16,701
Note receivable, monthly payments of
  $670 including interest at 10%,
  final payment due July 1998,
  secured by Adam Center Road real
  estate mortgage....................        15,019
Note receivable, related party,
  monthly payments of $2,357
  including interest at 8%, final
  payment due November 2000,
  unsecured (Indianapolis
  building)..........................        73,346
Note receivable, related party,
  monthly payments of $3,004
  including interest at 8%, final
  payment due November 1999,
  unsecured (private carrier)........        63,869
Note receivable, related party,
  monthly payments of $1,515
  including interest at 8.50%,
  balance due October 2000, unsecured
  (SFLP).............................  $     45,641
                                       ------------
                                          1,463,642
Current portion......................       293,817
                                       ------------
                                       $  1,169,825
                                       ============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- OTHER ASSETS

     Other assets consist of the following at December 31, 1997:

Investment in captive insurance
  company............................  $     36,000
Cash surrender value of life
  insurance..........................     1,228,540
Unamortized goodwill.................       106,141
Deposits and other assets............       301,853
                                       ------------
                                       $  1,672,534
                                       ============

     As of September 30, 1997, D & M Realty Corp. was liquidated and its net assets were contributed to Shambaugh and Son, Inc.

NOTE 9 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1997:

     Land, buildings and
      improvements...................  $    8,305,740
     Furniture and office
      equipment......................       4,139,721
     Machinery, equipment and
      vehicles.......................       5,323,056
                                       --------------
                                           17,768,517
                                       ==============

                                    METHOD OF        USEFUL
                                   DEPRECIATION       LIFE
                                   ------------    ----------
Accumulated depreciation:
     Land, buildings and
       improvements...............      SL         15-40 yrs.        4,511,168
     Furniture and office
       equipment..................      SL          7-10 yrs.        2,688,068
     Machinery, equipment and
       vehicles...................      SL           3-7 yrs.        3,953,709
                                                                --------------
                                                                    11,152,945
                                                                --------------
     Net property and equipment...                              $    6,615,572
                                                                ==============

NOTE 10 -- NOTES PAYABLE, BANKS

     The Company has available an unsecured line of credit totaling $6,000,000 bearing interest at prime minus one-half of one percent. The line of credit expires on May 31, 1998. As of December 31, 1997, there was no amount due on the line.

     The Company has available two leasing lines of credit totaling $4,000,000 for equipment leasing bearing interest at the three year treasury bill rate plus 1.25%. These lines of credit expire on May 31, 1998 and September 1, 1999. As of December 31, 1997, there was $315,629 utilized on the line for operating lease purposes.

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- OPERATING LEASES

     The Company leases equipment, vehicles and office space under noncancelable operating lease arrangements. These leases expire at various dates through November 2001. Rent expense for these leases included in the income statement for the year ended December 31, 1997 was $1,232,263.

     Future minimum lease payments for operating leases in effect at December 31, 1997 are as follows:

1998.................................  $  1,107,457
1999.................................       727,384
2000.................................       285,083
2001.................................       108,047
                                       ------------
                                       $  2,227,971
                                       ============

     In addition the Company rents, on a month to month basis, transportation equipment with a company related through common ownership. The lease provides for monthly rents of $7,000. Rental expense for this lease was $84,000 for the year ended December 31, 1997.

NOTE 12 -- CAPITAL LEASES

     The Company is obligated under various capital leases for offices, warehouse facilities, and a fabricating shop owned by a shareholder. The leases expire at various dates over the next five to eight years and require annual payments adjusted for increases in the Consumer Price Index.

     The following represents property under the capital leases at December 31, 1997:

Building and improvements............  $  5,017,056
Less accumulated depreciation........    (2,944,744)
                                       ------------
                                       $  2,072,312
                                       ============

     The following is a schedule by year of future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of December 31, 1997:

1998.................................  $    943,440
1999.................................       943,440
2000.................................       943,440
2001.................................       943,440
2002.................................       443,440
Thereafter...........................     1,055,660
                                       ------------
Total future minimum lease
payments.............................     5,272,860
Amount representing interest
expense..............................     2,260,843
                                       ------------
                                       $  3,012,017
                                       ============

                            SHAMBAUGH AND SON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13 -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997:

Capital lease obligations (Note
  12)................................  $  3,012,017
Note payable, payable in monthly
  installments of $4,147 including
  interest at 5.17%, through March
  1998, secured by computer
  equipment..........................        12,336
                                       ------------
                                          3,024,353
Current maturities...................       409,312
                                       ------------
                                       $  2,615,041
                                       ============

     Maturities of long-term debt, including capital lease obligations, for the next five years are as follows:

1998.................................  $  409,312
1999.................................     452,722
2000.................................     516,396
2001.................................     589,139
2002.................................     273,607

NOTE 14 -- TRANSACTIONS WITH RELATED PARTIES

     The Company has leases (see Notes 12 and 13), notes receivable (see Note 7) and advances (see Note 6) with related parties.

     Additionally, for the year ended December 31, 1997, the Company paid $4,390,215 to a related party for subcontract and material costs. As of December 31, 1997, the Company had accounts payable to this related party of $399,061.

NOTE 15 -- PENSION PLAN

     The Company has adopted a trusteed employees' pension and savings plan. The plan covers all employees not covered by collective bargaining agreements, after completion of one year of service. Discretionary contributions are determined by the Board of Directors. The plan allows, pursuant to Section 401(k) of the Internal Revenue Code, employees to redirect a portion of their annual compensation as a contribution to the plan. In addition, the Company has a matching contribution of up to 7.5% of eligible compensation in certain situations. Employer contributions totaled $488,153 for the year ended December 31, 1997.

     The Company also made contributions of $3,506,698 for the year ended December 31, 1997 to collectively bargained, multi-employer defined-benefit pension plans in accordance with provisions of labor contracts. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded vested benefits, if any.

NOTE 16 -- CAPTIVE INSURANCE PROGRAM

     The Company is a shareholder in a captive insurance company which required an investment of $36,000. Premiums for workers' compensation, general liability and auto are paid to the captive insurance company. The Company may be required to pay additional premiums if claims are significantly higher than expected. However, the maximum amount of such possible additional costs is limited due to reinsurance. As of December 31, 1997, the maximum potential additional premium which could be assessed is approximately $1,162,000 (this covers the policy periods from October 1, 1995 to March 31, 1998). The captive agreement requires that one half of this amount be secured, so the Company obtained a letter of credit for the secured amount.

                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Comfort Systems USA, Inc. on Form 8-K/A of our report dated February 24, 1998 relating to the financial statements of Shambaugh & Son, Inc. as of December 31, 1997 and for the year then ended appearing elsewhere in this registration statement.

Crowe, Chizek and Company LLP

/s/ CROWE, CHIZEK AND COMPANY LLP


South Bend, Indiana
January 26, 1999